Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Brian Carney	Investor Relations:

	Executive Vice President, CFO Jo-Ann Stores, Inc. 330-656-2600 http://www.joann.com	Don Tomoff Vice President, Finance Jo-Ann Stores, Inc. 330-463-6815

JO-ANN STORES ANNOUNCES 4.2%
SAME-STORE SALES INCREASE FOR THE THIRD QUARTER

HUDSON, OH—November 6, 2003 — Jo-Ann Stores, Inc. (NYSE: JAS) today reported October net sales of $159.5 million versus $159.1 million for the same period last year. October same-store sales increased 1.1%, with margin rates improving for the month as a result of a planned strategy to be less promotional on seasonal Fall and Halloween merchandise. Same-store sales increased 6.6% for the month of October last year.

For the third quarter, net sales increased 4.0% to $447.5 million from $430.1 million for the same period last year. Same-store sales increased 4.2% for the quarter, versus a same-store sales increase of 6.5% for the same period last year.

Year-to-date net sales increased 2.2% to $1.18 billion from $1.16 billion in the prior year. Year-to-date same-store sales increased 3.1%, versus a same-store sales increase of 9.0% for the same period last year.

The Company will announce its third quarter earnings and update its outlook for the fourth quarter and full year on November 17, 2003. In conjunction with the earnings release, investors are invited to listen to the earnings conference call to be broadcast live over the Internet at 4:30 PM Eastern time on November 17, 2003. The earnings release will provide instructions on how to access the call.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 815 Jo-Ann Fabrics and Crafts traditional stores and 87 Jo-Ann superstores.

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